Exhibit 99.1

JM Global Holding Company Announces Signing of Share Exchange Agreement
with China Sunlong Environmental Technology, Inc.

NEW YORK, NY and WUHAN, China (PR Newswire) – August 28, 2017

JM Global Holding Company (“JM Global” or the “Company”, NASDAQ: WYIGU, WYIG, WYIGW) announced today that it has signed a definitive share exchange agreement with China Sunlong Environmental Technology Inc. (“Sunlong”), a leading provider of industrial waste recycling and comprehensive utilization systems whose main function is the separation and utilization of low grade/refractory mineral resources through its “green technology platform” and also a provider of commodity exchange services through its wholly owned subsidiary TJComex International Group Corporation .   Upon closing under the share exchange agreement, Sunlong will become a wholly-owned subsidiary and the operating business of the Company, and the Company will change its name to TMSR Holding Company Limited.

Sunlong has offices in both Wuhan and Tianjin, China.  Sunlong has patented technology that has worldwide application.  Following the closing and pursuant to the share exchange agreement, the Sunlong key executives are expected to remain as key executives of the combined company and continue to drive business growth.

Sunlong, through its subsidiaries and entities, had consolidated revenue of US $26.3 million and net income of US $9.3 million for the year ended December 31, 2016, and currently anticipates significant growth in revenue for 2017.

Tim Richerson, Chief Executive Officer of JM Global, remarked, “On behalf of JM Global Holding Company and our sponsor, Zhong Hui Holding Limited, we are extremely excited about the business combination with Sunlong. Our team looked at many opportunities in a variety of industry sectors and determined that the transaction with Sunlong would provide the greatest value to our shareholders. Sunlong is a leading company utilizing “green technology” and experiencing significant growth backed by some great investors, all of whom will become shareholders in the new company.  Sunlong currently covers the fast growing China markets, as well as technology that has worldwide application.  We are extremely excited about the opportunities ahead for this company.”

Ms. Jiazhen Li and Dr. Chuanliu Ni, who are Co-Chairmen of Sunlong, also expressed their confidence in the proposed business combination and Sunlong becoming part of a U.S. public company.

As incoming Chairman and CEO of TMSR Holding Company Limited, Dr. Ni commented “We are a commodity and technology driven company starting with environmental protection technologies and heavy metal removal commodities. We believe that as a company with its shares listing on Nasdaq, we can achieve our goals faster by taking advantage of the resources from the U.S. public capital markets to bring innovations to commercially viable products, motivate our workforce and grow together with our customers and partners to new and higher levels.”

Ms. Li added, “Today is a historical moment for us. Industrial solid waste recycling and heavy metal removal is a worldwide technical issue. We believe being a Nasdaq listed company will not only help us to tap the U.S. capital market, but also increase our brand recognition as well as promote our patented industrial waste recycling systems to broader markets in order to service more mining business in addressing environment pollution issues.”

Transaction Details

Under the terms of the share exchange agreement, JM Global will acquire all of the outstanding equity interests of Sunlong from Sunlong’s shareholders in exchange for newly issued shares of common stock of the Company valued at $10.00 per share, with the number of shares based on a valuation of Sunlong of US$92 million, subject to decrease for any Sunlong debt net of cash and unpaid transaction expenses as of the closing, as well as subject to adjustment based on Sunlong’s net working capital as of the closing. 10% of the JM Global shares payable to Sunlong’s shareholders in the transaction will be held in escrow for 18 months after the closing as security for Sunlong’s and such shareholders’ indemnification obligations under the share exchange agreement.

The board of directors of after the closing will consist of 7 directors, who will be appointed by Sunlong prior to the closing, at least 4 of which will be independent.

The transaction is subject to the satisfaction of customary closing conditions, including approval of JM Global’s shareholders.  The transaction is expected to close in the fourth quarter of 2017, promptly following JM Global’s special shareholders’ meeting to approve the transaction.

Ellenoff Grossman & Schole LLP and B&D Law Firm are acting as legal advisors to JM Global.  Hunter Taubman Fischer & Li LLC and AllBright Law Offices are acting as legal advisors to Sunlong.

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the definitive share exchange agreement relating to the transaction, a copy of which will be filed by JM Global with the Securities and Exchange Commission (the “SEC”) as an exhibit to a Current Report on Form 8-K.

About JM Global Holding Company

JM Global is a blank check company, also commonly referred to as a Special Purpose Acquisition Company, or SPAC, formed for the purpose of effecting a merger, asset acquisition or other business combination with one or more businesses or entities. JM Global’s units, shares of common stock and warrants are currently listed on the Nasdaq Capital Market under the symbols “WYIGU,” “WYIG,” and “WYIGW,” respectively.  JM Global is sponsored by Zhong Hui Holding Limited.

Additional Information About the Transaction and Where to Find it

The proposed transaction will be submitted to shareholders of JM Global for their approval. In connection with that approval, JM Global intends to file with the SEC a proxy statement containing information about the proposed transaction and the respective businesses of Sunlong and JM Global. JM Global will mail a definitive proxy statement and other relevant documents to its shareholders after the SEC completes its review. JM Global shareholders are urged to read the preliminary proxy statement and any amendments thereto and the definitive proxy statement in connection with JM Global’s solicitation of proxies for the special meeting to be held to approve the proposed transaction, because these documents will contain important information about JM Global, Sunlong and the proposed transaction. The definitive proxy statement will be mailed to shareholders of JM Global as of a record date to be established for voting on the proposed transaction. Shareholders will also be able to obtain a free copy of the proxy statement, as well as other filings containing information about JM Global without charge, at the SEC’s website (www.sec.gov) or by calling 1-800-SEC-0330.   Copies of the proxy statement and other filings with the SEC can also be obtained, without charge, by directing a request to Tim Richerson +1 (561) 900-3672.

Participants in the Solicitation

JM Global and its directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from JM Global’s shareholders in respect of the proposed transaction. Information regarding JM Global directors and executive officers is available in its annual report on Form 10-K filed with the SEC. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the proxy statement when it becomes available.

Disclaimer

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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Forward-Looking Statements

This press release includes “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks”, “may”, “might”, “plan”, “possible”, “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect JM Global management's current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Such factors include, among other things: the possibility that the business combination will not close or that the closing may be delayed because conditions to the closing may not be satisfied, including shareholder and other approvals, the performances of JM Global and Sunlong, and the ability of the combined company to meet the NASDAQ Capital Market’s listing standards; the reaction of Sunlong customers to the business combination; unexpected costs, liabilities or delays in the transaction; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement; and general economic conditions. In addition, please refer to the Risk Factors section of JM Global’s Form 10-K, its Quarterly Reports on Form 10-Q for additional information identifying important factors that could cause actual results to differ materially from those anticipated in the forward looking statements. Except as expressly required by applicable securities law, JM Global disclaims any intention or obligation to update or revise any forward looking statements whether as a result of new information, future events or otherwise.

Contact:

JM Global Holding Company
+1 (561) 900-3672

China Sunlong Environmental Technology Inc.

+ 86 137 5208 6948

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